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                                                                     EXHIBIT 5.2


             [LETTERHEAD OF MORRIS, JAMES, HITCHENS & WILLIAMS LLP]


                                   May 24, 2002


Hanover Equipment Trust 2001B
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE 19890

Ladies and Gentlemen:

          We have acted as special Delaware counsel to Hanover Equipment Trust 2001B (the "Company"), a Delaware business trust, in connection with the filing by the Company of an Amendment No. 1 to Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering the issuance of up to $250,000,000 aggregate principal amount of the Company's new 8.75% Senior Secured Notes due 2011 (the "New Notes") under the Securities Act of 1933, as amended (the "1933 Act") in exchange for all of its outstanding 8.75% senior secured notes due 2011. The New Notes are to be issued pursuant to the terms of the Indenture, dated as of August 30, 2001 (the "Indenture") among the Company, Hanover Compressor Company, Hanover Compression Limited Partnership, Hanover Compressor Limited Holdings, LLC, Hanover Land Limited Partnership, Hanover/Smith Limited Partnership, Hanover Maintech Limited Partnership, Hanover Acquisition Limited Partnership, Eureka Energy Limited Partnership, Hanover Applied Process Solutions, Inc., and Hanover OEC Compression Corporation, as the Hanover Guarantors, and Wilmington Trust FSB. The Indenture is qualified under the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

          In giving this opinion, we have examined, among other things, executed copies of the following documents (collectively, the "Documents"):

     A.   the Indenture governed by the laws of the State of New York; and

     B. the Trust Agreement dated as of August 2, 2001 between Wilmington Trust Company (the "Trust Company"), as Trustee, and J.P. Morgan Leasing, Inc., creating the Company, as amended and restated by the Amended and Restated Trust Agreement, dated as of August 30, 2001 (as amended and restated, the

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Hanover Equipment Trust 2001B
May 24, 2002                              Morris, James, Hitchens & Williams LLP
Page 2

          "Trust Agreement"), between the Trust Company, as Trustee and General Electric Capital Corporation, as Certificate Holder.

     We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and such corporate documents and other records, documents and certificates as we have considered relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any question of fact material to the opinions expressed herein, we have relied upon the representations and warranties of the parties to, and as contained in, the Documents. In this regard, we have assumed the due authorization, execution and delivery of the Documents by all parties thereto (other than the Company) and that all parties to the Documents (other than the Company) have all requisite legal right, power and authority to enter into and perform their obligations under the Documents and to consummate the transactions contemplated thereby.

     For the purpose of this opinion, we have further assumed:

     (a) the genuineness of all the signatures on all the Documents and the completeness, and the conformity to original Documents, of all copies submitted to us; and

     (b) due compliance with all matters of form, validity and enforceability of the Documents under the laws by which Documents are expressed to be governed.

     Based upon and subject to the foregoing, we are of the opinion that (a) the Company has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act 12 Del. C. ss. 3801, et seq. (the "Act"), (b) the Company has the power and authority under the Trust Agreement and the Act to issue, execute, deliver and perform its obligations under the Indenture and the New Notes and (c) the New Notes have been duly authorized, and when executed, authenticated and delivered by the Company in accordance with the resolutions authorizing the New Notes and the Indenture, will have been duly executed, authenticated and delivered by the Company.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including Federal laws and rules and regulations relating thereto.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of the Securities" in the prospectus which is included in the Registration Statement. We further consent to the incorporation of this opinion by reference into any subsequent registration statement filed by the Company pursuant to Rule 462(b) under the Act relating to the offering covered by the Registration Statement. In giving

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Hanover Equipment Trust 2001B             Morris, James, Hitchens & Williams LLP
May 24, 2002
Page 3


such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                      Very truly yours,


                                      /s/ Morris, James, Hitchens & Williams LLP

LCL/pab